SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Century Management Family of Funds

Address of Principal Business Office:

                1301 Capital of Texas Highway B-228
                Austin, Texas  78746

Telephone:      512-329-0050

Agent for Service of Process:

                Julian G. Winters
                The Nottingham Company
                116 South Franklin Street
                Post Office Box 69
                Rocky Mount, North Carolina  27802-0069
                252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES /X/
                NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Austin and in the State of Texas on the 29th day of November 2002.


[SEAL]                         Signature: Century Management Family of Funds


                                      By: /s/ Arnold Van Den Berg
                                          Arnold Van Den Berg
                                          Trustee



Attest: /s/ Scott Van Den Berg
        Scott Van Den Berg